EXHIBIT 99.1

Westmoreland Coal Company (719) 442-2600 - Telephone (719) 448-5825 - Fax	2 N. Cascade Ave., 14th Floor Colorado Springs, CO 80903

Westmoreland Coal Company
Announces Results of Stockholders Meeting;
Keith E. Alessi Elected President and CEO

Colorado Springs, CO – August 16, 2007 – Westmoreland Coal Company (AMEX:WLB) reported the results of its Annual Meeting of Stockholders held today.

Stockholders approved the proposal for a rights offering of at least $85 million, and a Standby Purchase Agreement, as amended, among the Company, Tontine Capital Partners, L.P. and Silverhawk Capital Partners GP, LLC.

Also receiving shareholder approval by stockholders was the 2007 Equity Incentive Plan for Employees and Non-Employee Directors, an amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares of common stock from 20 million to 30 million, and the election of the proposed slate of Directors.

At the Board of Directors meeting immediately following the Annual Meeting, the Board elected Keith E. Alessi as President and Chief Executive Officer. He previously held both positions on an interim basis. Stockholders also elected Mr. Alessi to the Board at the Annual Meeting.

Robert E. Killen, Non-executive Chairman of the Board said, “On behalf of the Board of Directors, we welcome Keith to the Board and congratulate him upon his election as the Company’s President and Chief Executive Officer. The Board has been very impressed with Keith’s performance since his arrival in May as interim President and CEO and is excited about the Company’s recent progress.”

Westmoreland Coal Company is the oldest independent coal company in the United States and a developer of highly clean and efficient independent power projects. The Company’s coal operations include coal mining in the Powder River Basin in Montana and lignite mining operations in Montana, North Dakota and Texas. Its current power operations include ownership of the two-unit ROVA coal-fired power plant in North Carolina and an interest in a natural gas-fired power plant in Colorado. Westmoreland is dedicated to meeting America’s dual goals of low-cost power and a clean environment. For more information visit www.westmoreland.com.

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Contact: Diane Jones   (719) 442-2600